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             [LETTERHEAD OF McCARTER & ENGLISH, LLP APPEARS HERE]


                                                January 8, 1999


Re:  Merger of Bayonne Bancshares, Inc. with and into
     Richmond County Financial Corp.
     ----------------------------------------------------------

Bayonne Bancshares, Inc.
568 Broadway
Bayonne NJ 07002

Ladies and Gentlemen:

          You have requested our opinion with respect to certain Federal tax consequences of a proposed transaction involving the merger of Bayonne Bancshares Corp., a Delaware corporation ("Bayonne"), with and into Richmond County Financial Corp., a Delaware corporation ("Richmond"), with Richmond as the surviving corporation (the "Merger").

          The proposed transaction is described in the section of this letter entitled "Statement of Facts," and our opinion as to certain Federal tax consequences of the Merger are set forth in the section of this letter entitled "Opinion."

                               STATEMENT OF FACTS


          The Merger will be effected pursuant to the provisions of a certain Amended and Restated Agreement and Plan of Merger dated as of October 14, 1998, by and between Richmond and Bayonne (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings given to such terms in the Agreement. This opinion is delivered pursuant to Section 5.3(e) of the Agreement.

          Subject to the terms and conditions of the Agreement, at the Effective Time, Bayonne shall be merged with and into Richmond in accordance with the provisions of the Delaware General Corporation Law ("DGCL") with Richmond as the surviving corporation of the Merger.

McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 2


          Pursuant to the Agreement, at the Effective Time, each issued and outstanding share of Bayonne Common Stock (other than Excluded Shares) shall be canceled and converted into the right to receive 1.05 shares of Richmond Common Stock (the "Exchange Ratio"). Other than the Common Stock referenced in the foregoing sentence, neither Bayonne nor Richmond has any other class of stock that is issued and outstanding.

          Pursuant to the Agreement, at the Effective Time, each outstanding Bayonne Option shall be converted into an option to acquire a number of shares of Richmond Common Stock calculated by multiplying the number of shares of Bayonne Common Stock subject to such Bayonne Option immediately prior to the Effective Time by the Exchange Ratio and at an exercise price equal to the per share exercise price of each Bayonne Option divided by the Exchange Ratio and rounding up to the nearest cent (the "New Options"). The New Options shall otherwise have the same terms and conditions, including expiration dates, as the Bayonne Options.

          No fractional shares of Richmond Common Stock will be issued in the Merger, and in lieu thereof, any holder of any Bayonne stock who would otherwise be entitled to receive a fractional share of Richmond Common Stock will receive an amount in cash, rounded to the nearest cent, determined by multiplying such fractional interest by the average closing price of Richmond Common Stock on the NASDAQ National Market System for the fifteen (15) consecutive trading days immediately preceding the Valuation Date.

          Pursuant to Section 262(b) of the DGCL, it is not anticipated that a holder of Bayonne Common Stock or Richmond Common Stock will have the right to dissent from the transactions contemplated by the Agreement.

                            *          *          *

          In providing the opinions set forth below, we have requested and received certain specific representations from Richmond and Bayonne regarding the Merger and related aspects of this transaction, all of which are set forth below. We have expressly relied on such representations in rendering our opinion. The parties to the Merger understand and acknowledge that any inaccuracy in such representations (which shall be deemed made as of the date of this letter and shall continue in force and effect through the Effective Time) may cause some portion or all of the opinion set forth herein to be undeliverable or inaccurate or inapplicable to the Merger in whole or in part. Specifically, Richmond and Bayonne have represented that:

          1. The fair market value of the Richmond Common Stock to be received by each holder of Bayonne Common Stock in connection with the Merger will be approximately equal to the fair market value of the Bayonne Common Stock surrendered in the Merger.
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McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 3


          2. The owners of Bayonne Common Stock shall receive in the Merger, solely by virtue of owning Bayonne Common Stock, a number of shares of Richmond Common Stock having a value, as of the date of the Merger, equal to or greater than (50%) of the value of all of the formerly outstanding shares of capital
                           ---
stock of Bayonne as of the same date. The Richmond Common Stock issued in exchange for the Bayonne Common Stock will not be redeemable by Richmond.

          3. There is no plan or intention on the part of the shareholders of Bayonne who, individually or collectively, own five percent (5%) or more of the stock of Bayonne and, to the best knowledge of the management of Bayonne, there is no plan or intention on the part of the remaining shareholders of Bayonne, to sell, exchange, grant an option to buy, or otherwise transfer to Richmond or any person related to Richmond (within the meaning of Regulation Section 1.368-1(e)), a number of shares of Richmond Common Stock to be received in the Merger that would cause the remaining shares of Richmond Common Stock owned by the former shareholders of Bayonne to have a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of stock of Bayonne as of the same date. For purposes of this representation, the Dissenters' Shares (if any) or shares of Bayonne Common Stock exchanged for cash in lieu of fractional shares of Richmond Common Stock are treated as outstanding stock of Bayonne on the date of the Merger.
Moreover, shares of Bayonne capital stock and shares of Richmond capital stock held by shareholders of Bayonne and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger are taken into account in making this representation.

          4. Richmond has no plan or intention to reacquire more than ten percent (10%) of its Common Stock issued in the Merger.

          5. Richmond has no plan or intention to sell or otherwise dispose of any of the assets of Bayonne it acquires in the Merger, except for dispositions appropriate in the ordinary course of business.

          6. The payment of cash in lieu of fractional shares of Richmond Common Stock is solely for the purpose of avoiding the expense and inconvenience to Richmond of issuing fractional shares of Richmond Common Stock and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Bayonne shareholders in lieu of fractional shares of Richmond Common Stock will not exceed one percent (1%) of the aggregate consideration that will be issued to all Bayonne shareholders with respect to their Bayonne Common Stock surrendered in the transaction.

          7. The liabilities of Bayonne to be assumed by Richmond (if any) in the Merger and the liabilities to which the transferred assets of Bayonne are subject (if any) were incurred by Bayonne in the ordinary course of its business.
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McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 4


          8. Following the Merger, Richmond will continue the historic business of Bayonne and use a significant portion of Bayonne's historic business assets in a business.

          9. Richmond, Bayonne, and the shareholders of Bayonne will pay their own respective expenses, if any, incurred in connection with the Merger.

          10. There is no intercorporate indebtedness existing between Bayonne and Richmond that was issued, acquired, or will be settled at a discount in connection with the Merger.

          11. No parties to the Merger are investment companies as defined in Code Section 368(a)(2)(F)(iii) of the Internal Revenue Code of 1986, as amended (the "Code").

          12. Bayonne is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          13. The fair market value of the assets of Bayonne to be transferred to Richmond in the Merger will be equal to or will exceed the sum of the liabilities to be assumed by Richmond pursuant to the Merger, as increased by any liabilities to which the transferred assets are subject.

          14. The Merger is based on valid business purposes unrelated to the avoidance of Federal income tax and will constitute a statutory merger under the laws of the states of incorporation and the applicable jurisdictions of the corporations involved in the Merger.

          15. None of the compensation received by any shareholder of Bayonne who is also an employee of Bayonne or the Bank (as defined below) shall be separate consideration for, or allocable to, any of his or her shares of Bayonne Common Stock acquired by Richmond in the Merger; none of the shares of Richmond Common Stock issued in the Merger shall constitute separate consideration for, or be allocable to, any employment agreement; and the compensation paid to any shareholder of Bayonne who is also an employee of Bayonne or the Bank shall be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 5

                             LIMITATIONS ON OPINION

          Our opinion expressed herein is based solely upon the facts and representations set forth above and in the Agreement and the Registration Statement/Form S-4 prepared by Richmond. To the extent any of the facts or representations relied on by us are not truthful or are inaccurate to any extent, the opinion contained herein would necessarily have to be modified in whole or in part or may be rendered undeliverable.

          We have examined the Agreement and the Registration Statement/Form S-4 prepared by Richmond. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinion expressed herein, we have relied on the documents described above and the representations of the parties to the Merger set forth above without undertaking to verify any such facts by independent investigation.

          Our opinion is based on our analysis of the Code, the applicable United States Treasury Department Regulations promulgated thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "Service") contained in published revenue rulings and revenue procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time. Any future amendment or amendments to the Code, the Regulations or any new Federal judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause the opinion set forth herein to require modification or could render such opinion undeliverable. No opinion is expressed herein with regard to the Federal tax consequences of the Merger under any sections of the Code except if and to the extent such section is specifically referenced below.

                                    OPINION

          Based solely upon the forgoing facts and representations, and assuming the proposed transaction occurs in accordance with the Agreement (and taking into consideration the limitations set forth above and at the end of this opinion), it is our opinion that under current Federal tax law:

          1. The Merger will qualify as a "reorganization" within the meaning of Code Section 368(a)(1)(A).

          2. No gain or loss will be recognized for Federal income tax purposes by Bayonne on the transfer of its assets to Richmond and the assumption by Richmond of Bayonne's liabilities pursuant to the Merger. Code Sections 361(a) and 357(a).
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McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 6


          3. Richmond will recognize no gain or loss for Federal income tax purposes upon the receipt by Richmond of Bayonne's assets in exchange for Richmond Common Stock, the assumption by Richmond of the liabilities of Bayonne, and payments by Richmond to shareholders of Bayonne in lieu of fractional shares, all in accordance with and pursuant to the Merger. Code Section 1032.

          4. No gain or loss will be recognized for Federal income tax purposes by First Savings Bank of New Jersey, SLA ("Bank"), a wholly-owned subsidiary of Bayonne, as a result of the Merger.

          5. No gain or loss shall be recognized by Richmond County Savings Bank ("Richmond Bank"), a wholly-owned subsidiary of Richmond, as a result of the Merger.

          6. No gain or loss will be recognized for Federal income tax purposes by the holders of Bayonne Common Stock who, pursuant to the Merger, receive no consideration for such Bayonne Common Stock other than Richmond Common Stock (except to the extent such holders of Bayonne Common Stock receive cash in lieu of fractional shares of Richmond Common Stock in connection with the Merger pursuant to the Agreement).

          7. Holders of Bayonne Common Stock receiving cash in lieu of fractional shares of Richmond Common Stock will be treated for Federal income tax purposes as if such fractional shares of Richmond Common Stock had been issued by Richmond and then subsequently redeemed by Richmond and will be taxed on any gain recognized in such deemed redemption in an amount which shall not exceed the amount of cash received. Code Section 356(a). Whether the cash received by a holder of Bayonne Common Stock in lieu of fractional shares of Richmond Common Stock is characterized as a dividend (taxable as ordinary income) or as payment in exchange for Richmond Common Stock (taxable as capital gain) will depend on whether such distribution of cash, when viewed as part of the Merger as a whole and as the proceeds of a redemption by Richmond, more closely resembles or represents a dividend distribution or, alternatively, a payment in exchange for Richmond Common Stock under principles analogous to those set forth in Code Section 302(b).

          8. The basis of the Richmond Common Stock received by the holders of Bayonne Common Stock and exchanged for such stock pursuant to the Merger will be, in each instance, the same as the adjusted basis of the Bayonne Common Stock surrendered in exchange therefor. Code Section 358(a).

          9. The holding period of the Richmond Common Stock received by the holders of Bayonne Common Stock and exchanged for such Bayonne Capital Stock pursuant to the Merger will include the period during which such holders of Bayonne Common Stock held
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McCARTER & ENGLISH, LLP
Bayonne Bancshares, Inc.
January 8, 1999
Page 7


such Bayonne Common Stock, provided that the Bayonne Common Stock to be surrendered in the Merger is held as a capital asset by the holders thereof. Code Section 1223(1).

          We express no opinion with regard to the Federal tax consequences that can be anticipated by the holders of Bayonne Options, or that can be anticipated by Richmond or Bayonne as a result of the redemption, cancellation and/or conversion of Bayonne Options, pursuant to the Merger or any related transactions. We also express no opinion with respect to the tax consequences to any individual holding restricted stock, or options to purchase stock, of Bayonne which may vest as a result of the Merger.

          Since this letter is being provided in advance of the Effective Time and prior to the consummation of the Merger, we have assumed that the Merger will be consummated in accordance with the Agreement, and that the facts and representations on which we have relied will remain unchanged from the date of this letter through the Effective Time. Any change in the terms or provisions of the Merger or in any related fact, circumstance, representation or transaction may necessitate the modification or withdrawal of our opinion. In the event any such change occurs, we will have no obligation to modify our opinion as set forth herein unless we are requested to do so in writing by you and are advised of any and all such changes. This opinion represents our views as to the interpretation of existing law and cannot be taken as an assurance as to the manner in which the law will subsequently develop. Accordingly, no assurance can be given that the Service will not alter its present positions as they relate to our opinion either prospectively or retrospectively, or will not adopt new positions with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Service will not audit Richmond, Bayonne, Richmond Bank or the Bank and/or question or challenge any portion or aspect of the opinion expressed herein. The Service is not bound in any way by the opinion expressed herein.

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement/Form S-4 of Richmond and to the references to and the summary of this opinion in such Registration Statement/Form S-4.

          Except as provided above, this opinion is delivered solely for the benefit of Richmond, Bayonne, and the shareholders of Richmond and Bayonne and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

                                      Very truly yours,

                                      /s/ McCarter & English, LLP

                                      McCarter & English, LLP